Exhibit 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President,
Communications, Investor Relations and Legislative Affairs
(734) 930-3008

Domino’s Pizza Announces 2010 Financial Results

Strong Fourth Quarter Caps Outstanding 2010

ANN ARBOR, Michigan, March 1, 2011: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the fourth quarter and fiscal 2010, each ended January 2, 2011. The Company’s domestic same store sales grew 6.3% during the fourth quarter versus the year-ago period, and 9.9% for the full year, due to increased store traffic and sustained positive consumer response to its improved pizza and the effectiveness of its advertising. Further, the Company’s annual domestic store growth in 2010 was positive for the first time since 2007. The International division continued its strong performance with same store sales growth of 9.0% in the fourth quarter, marking the 68th consecutive quarter of positive same store sales growth for the division, and 6.9% for the full year. The International division had record net store count growth in fiscal 2010 and continued to grow in new and existing markets. During the fourth quarter, the Company repurchased $23.5 million of its debt at a slight premium, for a total of $313.1 million in repurchases of its fixed rate notes since the beginning of 2009. Additionally, during the fourth quarter, the Company repurchased and retired 343,884 shares of its common stock under its open market share repurchase program for $5.4 million.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “In 2010, we demonstrated that we’re a new Domino’s. In the U.S., our decision to improve our pizza, and the success that resulted from it, allowed us to build a new base of customers and a stronger base of business from which to grow. Our international business, with seventeen straight years of positive quarterly same store sales results, proved once again that Domino’s is one of the strongest global brands in the restaurant sector. Our franchisees around the world, through hard work and a strong commitment to building the best pizza company, posted one of the best years in our 50 year history. We were also proud to have rewarded our shareholders during 2010 with smart deployment of our free cash flow of approximately $2 million per week.”

Fourth Quarter and Fiscal 2010 Highlights:

(dollars in millions, except per share data)	Fourth Quarter of 2010	Fourth Quarter of 2009	Fiscal 2010	Fiscal 2009
Net income	$24.2	$23.6	$87.9	$79.7
Weighted average diluted shares	61,715,975	58,206,371	60,815,898	57,827,697
Diluted earnings per share, as reported	$0.39	$0.41	$1.45	$1.38
Items affecting comparability (see section below)	$0.01	$(0.11)	$(0.09)	$(0.51)

Diluted earnings per share, as adjusted	$0.40	$0.30	$1.35	$0.87

Note:	Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation. The higher weighted average diluted shares in 2010 were due primarily to increases in the Company’s stock price during 2010.

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Revenues were up 3.7% for the fourth quarter versus the prior-year period, due primarily to higher volumes and commodity prices in supply chain, higher same store sales in both domestic and international stores and store count growth in international markets. Partially offsetting these increases was the negative impact of the 53rd week in fiscal 2009.

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Net Income was up 2.3% for the fourth quarter versus the prior-year period, primarily driven by improved domestic and international sales, international store growth, higher volumes in supply chain, lower interest expense and a lower effective tax rate. Partially offsetting these increases were the gains recorded on the debt repurchases in 2009 and the impact of the 53rd week in 2009.

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Domino’s Pizza: FY 2010 Earnings Release, Page Two

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Diluted EPS was 39 cents on an as-reported basis for the fourth quarter versus 41 cents in the prior-year quarter. Diluted EPS, as adjusted was 40 cents for the fourth quarter versus 30 cents in the prior-year quarter, an increase of 10 cents, or 33%. This increase was primarily due to strong same store sales performance globally, higher volumes in supply chain, lower interest expense and a lower effective tax rate, offset in part by the higher weighted average diluted shares outstanding. The Company’s 53rd week in 2009 impacted diluted EPS by approximately 5 cents per share for both the fourth quarter and full year. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Global Retail Sales were up 6.1% in the fourth quarter, or up 13.6% when excluding foreign currency impact and the 53rd week in 2009. For fiscal 2010, global retail sales were up 11.4%, or up 12.2% when excluding foreign currency impact and the 53rd week in 2009.

	Fourth Quarter of 2010	Fiscal 2010
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+ 5.4%	+ 9.7%
Domestic franchise stores	+ 6.4%	+10.0%

Domestic stores	+ 6.3%	+ 9.9%

International stores	+ 9.0%	+ 6.9%

Global retail sales growth: (versus prior year period)
Domestic stores	+ 0.4%	+ 7.2%
International stores	+12.3%	+16.6%

Total	+ 6.1%	+11.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+ 0.4%	+ 7.2%
International stores	+10.6%	+12.2%

Total	+ 5.3%	+ 9.4%

Total (versus the comparable 52-week period in 2009)	+13.6%	+12.2%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at September 12, 2010	455	4,450	4,905	4,264	9,169
Openings	—	41	41	171	212
Closings	(1)	(16)	(17)	(13)	(30)

Store count at January 2, 2011	454	4,475	4,929	4,422	9,351

Fourth quarter 2010 net change	(1)	25	24	158	182

Fiscal 2010 net growth	(12)	14	2	350	352

Conference Call Information

The Company plans to file its annual report on Form 10-K this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its fiscal 2010 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 70040742. The webcast will also be archived for 30 days on www.dominosbiz.com.

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Domino’s Pizza: FY 2010 Earnings Release, Page Three

Uses of Free Cash Flow

Debt Repurchases

During the fourth quarter, the Company repurchased and retired $23.5 million of principal of its outstanding fixed rate notes and approximately $123.9 million during fiscal 2010. These repurchases resulted in a pre-tax loss of approximately $0.8 million in the fourth quarter and pre-tax gains of approximately $7.8 million for fiscal 2010, which were recorded in the “Other” line item in the Company’s consolidated income statement. The Company has repurchased $313.1 million of its fixed rate notes to date.

Share Repurchases

During the fourth quarter of 2010, the Company repurchased and retired 343,884 shares of its common stock under its open market share repurchase program for approximately $5.4 million, or an average price of $15.64 per share. Subsequent to the fourth quarter of 2010, the Company repurchased and retired an additional 241,840 shares of its common stock for approximately $3.9 million, or an average price of $15.92 per share.

Including the repurchases made subsequent to fiscal 2010, the Company has used approximately 53% of the total amount authorized under its open market share repurchase program and has approximately $93.5 million remaining under the previously approved $200.0 million.

Sale of Company-Owned Stores

Subsequent to fiscal 2010, the Company sold 26 Company-owned stores to a current franchisee for a gain. The gain will be included in the Company’s consolidated statement of income in general and administrative expenses for the first quarter of 2011.

Items Affecting Comparability

The Company’s reported financial results for the fourth quarter and fiscal 2010 are not comparable to the reported financial results for the equivalent prior-year periods. The table below presents certain items that affect comparability between 2010 and 2009 financial results. Management believes that including such information is critical to the understanding of its financial results for the fourth quarter and fiscal 2010 as compared to the same periods in 2009 (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels, further impacting comparability to periods in the prior year. Lower interest expense resulted in an increase in diluted EPS of approximately two cents in the fourth quarter of 2010 and eleven cents in fiscal 2010, in each case versus the comparable periods in 2009.

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Domino’s Pizza: FY 2010 Earnings Release, Page Four

	Fourth Quarter			Full Year
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2010 items affecting comparability:
Gain (loss) on debt extinguishment (1)	$(765)	$(466)	$(0.01)	$7,809	$4,763	$0.08
Deferred financing fee write-off and other (2)	(216)	(132)	(0.00)	(1,755)	(1,070)	(0.02)
Tax reserves (3)	—	—	—	565	2,025	0.03

Total of 2010 items	$(981)	$(598)	$(0.01)	$6,619	$5,718	$0.09

2009 items affecting comparability:
Gain on debt extinguishment (4)	$7,874	$4,685	$0.08	$56,275	$33,655	$0.58
Deferred financing fee write-off (2)	(554)	(330)	(0.01)	(2,277)	(1,359)	(0.02)
Stock option plan changes (5)	—	—	—	(4,937)	(2,962)	(0.05)
Tax reserves (6)	—	—	—	(525)	(1,986)	(0.03)
Store rationalization (7)	(1,711)	(1,018)	(0.02)	(1,711)	(1,018)	(0.02)
53rd week adjustment (8)	4,850	2,886	0.05	4,850	2,886	0.05

Total of 2009 items	$10,459	$6,223	$0.11	$51,675	$29,216	$0.51

(1)	Represents the losses recognized in the fourth quarter and net gains recognized in fiscal 2010 on the repurchase and retirement of $23.5 million and $123.9 million of principal on the fixed rate notes for a total purchase price of $24.4 million and $116.6 million, including accrued interest of $0.1 million and $0.5 million.
(2)	Represents the write-off of deferred financing fees and, in 2010, the prepayment of insurance fees in connection with the related debt extinguishments.
(3)	Represents $1.7 million of income tax benefit and $0.6 million ($0.3 million after-tax) of interest income, both relating to tax reserve reversals for a state tax matter.
(4)	Represents the gains recognized in the fourth quarter and fiscal 2009 on the repurchase and retirement of $49.2 million and $189.2 million of principal on the fixed rate senior notes for a total purchase price of $41.6 million and $133.9 million, including accrued interest of $0.3 million and $1.0 million.
(5)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with a stock option exchange program as well as $0.3 million of incremental compensation expense and $3.4 million acceleration of compensation expense for a retirement provision added to existing stock option agreements.
(6)	Represents $1.6 million of income tax provision in fiscal 2009 and $0.5 million ($0.3 million after-tax) of interest expense in fiscal 2009, both relating to required tax reserves for a state tax matter.
(7)	Represents expenses related to the closure of 14 Company-owned stores during the fourth quarter of 2009 in five different markets, including losses on asset disposals and lease liabilities.
(8)	Represents the estimated impact on income of the 53rd week in the fourth quarter and fiscal 2009.

Long Range Outlook

The Company does not provide quarterly or annual earnings estimates. The following long range outlook does not constitute specific earnings guidance, but management believes these ranges to be appropriate and achievable over the long term.

Year-Over-Year Growth
Domestic same store sales	1% – 3%
International same store sales	3% – 5%
Net units	250 – 300
Global retail sales	4% – 7%

Management noted that it increased its long range outlook on net units to the amounts above from 200 to 250 net units and correspondingly, increased its global retail sales to the percentages above from 4% to 6%.

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Domino’s Pizza: FY 2010 Earnings Release, Page Five

Liquidity

As of January 2, 2011, the Company had:

•	$47.9 million of unrestricted cash and cash equivalents

•	$85.5 million of restricted cash and cash equivalents

•	Approximately $1.45 billion in total debt, including $60.0 million of borrowings under its $60.0 million variable funding note facility.

The Company’s fixed rate notes require interest-only payments until April 2012. This interest-only period can be extended for two one-year periods if the Company meets certain requirements in April 2012 and April 2013. Based on its financial results for fiscal 2010, the Company currently exceeds the required threshold for extension that will be assessed in April 2012 and April 2013. Management currently expects to have the option to take advantage of these interest-only periods at the extension assessment dates; however, it will give due consideration to refinancing opportunities in the interim.

The Company’s cash borrowing rate for fiscal 2010 averaged 5.9% versus 6.0% in fiscal 2009. The Company invested $25.4 million in capital expenditures during fiscal 2010 versus $22.9 million in fiscal 2009. The $2.5 million increase in capital expenditures was due primarily to investments in the Company’s technology initiatives.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $102.9 million in fiscal 2010.

(in thousands)	Fiscal 2010
Net cash provided by operating activities (as reported)	$128,325
Capital expenditures (as reported)	(25,421)

Free cash flow	$102,904

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. Management uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

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Domino’s Pizza: FY 2010 Earnings Release, Page Six

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” As of the fourth quarter of 2010, through its primarily locally-owned and operated franchised system, Domino’s operates a network of 9,351 franchised and Company-owned stores in the United States and over 65 international markets. Domino’s Pizza had global retail sales of over $6.2 billion in 2010, comprised of over $3.3 billion domestically and over $2.9 billion internationally.

In June 2010, Pizza Today named Domino’s its “Chain of the Year” – making the company a two-time winner of the honor. In late 2009, Domino’s debuted its ‘Inspired New Pizza’ – a permanent change to its hand-tossed product, reinvented from the crust up. Helped by the launch of its Domino’s Smart Slice school lunch pizza in late 2010, Domino’s Pizza is collaborating with the Alliance for a Healthier Generation to serve healthier school foods and beverages in the United States. In 2011, Domino’s was ranked #1 in Forbes Magazine’s “Top 20 Franchises for the Money” list.

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

Order - www.dominos.com

Mobile - http://mobile.dominos.com

Info - www.dominosbiz.com

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Domino’s Pizza: FY 2010 Earnings Release, Page Seven

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our intentions with respect to the extensions of the interest-only period on our fixed rate notes, our operating performance, the anticipated success of our reformulated pizza product, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, such as our reformulated pizza, and other food-industry competitors; the ongoing level of profitability of our franchisees; and the ability of us and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: FY 2010 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Quarter Ended
	January 2, 2011	% of Total Revenues	January 3, 2010	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$100,986		$105,355
Domestic franchise	54,027		50,897
Domestic supply chain	265,058		254,537
International	59,899		52,093

Total revenues	479,970	100.0%	462,882	100.0%

Cost of sales:
Domestic Company-owned stores	81,209		86,982
Domestic supply chain	237,373		225,279
International	25,282		21,572

Total cost of sales	343,864	71.6%	333,833	72.1%

Operating margin	136,106	28.4%	129,049	27.9%

General and administrative	68,720	14.4%	65,213	14.1%

Income from operations	67,386	14.0%	63,836	13.8%

Interest expense, net	(28,766)	(6.0)%	(33,313)	(7.2)%
Other	(765)	(0.1)%	7,873	1.7%

Income before provision for income taxes	37,855	7.9%	38,396	8.3%

Provision for income taxes	13,682	2.9%	14,778	3.2%

Net income	$24,173	5.0%	$23,618	5.1%

Earnings per share:
Common stock – diluted	$0.39		$0.41

Domino’s Pizza: FY 2010 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

	Fiscal Year Ended
	January 2, 2011	% of Total Revenues	January 3, 2010	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$345,636		$335,779
Domestic franchise	173,345		157,780
Domestic supply chain	875,517		763,733
International	176,396		146,765

Total revenues	1,570,894	100.0%	1,404,057	100.0%

Cost of sales:
Domestic Company-owned stores	278,297		274,474
Domestic supply chain	778,510		680,427
International	75,498		62,180

Total cost of sales	1,132,305	72.1%	1,017,081	72.4%

Operating margin	438,589	27.9%	386,976	27.6%

General and administrative	210,887	13.4%	197,467	14.1%

Income from operations	227,702	14.5%	189,509	13.5%

Interest expense, net	(96,566)	(6.2)%	(110,262)	(7.9)%
Other	7,809	0.5%	56,275	4.0%

Income before provision for income taxes	138,945	8.8%	135,522	9.7%

Provision for income taxes	51,028	3.2%	55,778	4.0%

Net income	$87,917	5.6%	$79,744	5.7%

Earnings per share:
Common stock – diluted	$1.45		$1.38

Domino’s Pizza: FY 2010 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	January 2, 2011	January 3, 2010
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$47,945	$42,392
Restricted cash and cash equivalents	85,530	91,141
Accounts receivable	80,410	76,273
Inventories	26,998	25,890
Advertising fund assets, restricted	36,134	25,116
Other assets	28,021	17,856

Total current assets	305,038	278,668

Property, plant and equipment, net	97,384	102,776

Other assets	58,415	72,317

Total assets	$460,837	$453,761

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$835	$50,370
Accounts payable	56,602	64,120
Advertising fund liabilities	36,134	25,116
Other accrued liabilities	92,555	79,817

Total current liabilities	186,126	219,423

Long-term liabilities:
Long-term debt, less current portion	1,451,321	1,522,463
Other accrued liabilities	34,041	32,869

Total long-term liabilities	1,485,362	1,555,332

Total stockholders’ deficit	(1,210,651)	(1,320,994)

Total liabilities and stockholders’ deficit	$460,837	$453,761

Domino’s Pizza: FY 2010 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Fiscal Year Ended
	January 2, 2011	January 3, 2010
(In thousands)
Cash flows from operating activities:
Net income	$87,917	$79,744
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	24,052	24,064
Gains on debt extinguishment	(7,809)	(56,275)
Losses on sale/disposal of assets	403	1,843
Amortization of deferred financing costs, debt discount and other	7,837	9,621
Provision for deferred income taxes	6,027	19,476
Non-cash compensation expense	13,370	17,254
Other	64	1,542
Changes in operating assets and liabilities	(3,536)	4,005

Net cash provided by operating activities	128,325	101,274

Cash flows from investing activities:
Capital expenditures	(25,421)	(22,870)
Proceeds from sale of assets	2,737	3,730
Changes in restricted cash	5,611	(12,270)
Other	(1,307)	(1,481)

Net cash used in investing activities	(18,380)	(32,891)

Cash flows from financing activities:
Proceeds from issuance of common stock	4,548	4,376
Proceeds from exercise of stock options	9,450	758
Tax benefit from the exercise of stock options	2,100	383
Purchase of common stock	(5,384)	—
Proceeds from issuance of long-term debt	2,861	60,995
Repayments of long-term debt and capital lease obligations	(116,760)	(136,679)
Tax payments for performance-based restricted stock	(1,082)	—
Other	—	(629)

Net cash used in financing activities	(104,267)	(70,796)

Effect of exchange rate changes on cash and cash equivalents	(125)	(567)

Change in cash and cash equivalents	5,553	(2,980)

Cash and cash equivalents, at beginning of period	42,392	45,372

Cash and cash equivalents, at end of period	$47,945	$42,392

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